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                      August 11, 2021

       Anthony E. Hull
       Vice President, Chief Financial Officer and Treasurer
       Carrols Restaurant Group, Inc.
       968 James Street
       Syracuse, New York 13203

                                                        Re: Carrols Restaurant
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 3, 2021
                                                            Filed March 11,
2021
                                                            File No. 001-33174

       Dear Mr. Hull:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services